INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in Registration Statements (333-30482, 333-92359, 333-80519 and 333-60309) on Form S-8 and Registration
Statements (333-69369 and 333-48393) on Form S-3 of our report dated February 15, 2000 (March 22, 2000 as to Note 11) (which expresses an unqualified opinion and includes an explanatory paragraph relating to an uncertainty concerning the Company's ability to continue as a going concern) included in the Annual Report on Form 10-K of Silicon Gaming, Inc. for the year ended December 31, 1999.


/s/ DELOITTE & TOUCHE LLP

San Jose, California
March 29, 2000